ANGKOR WAT MINERALS LTD.
(An Exploration Stage Company)
Balance Sheet
(Unaudited)
($ in thousands except share data)

March 31,
2008

ASSETS
Current assets
Cash and cash equivalents	$ 23
Total current assets	23

Property and equipment, net	137
Mineral properties	206
Other assets	26
Total assets	$ 392

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Current liabilities	$ -
Total current liabilities	-

Total liabilities	-

Commitments and contingencies

Stockholders' equity
Common stock, $5.00 par value per share
1,000 share authorized,
1,000 issued and outstanding	5
Additional paid in capital	889
Deficit accumulated during exploration stage	(502)
Total stockholders' equity	392

Total liabilities and stockholders' equity	$ 392

Accompanying notes are an integral part of these financial statements.

ANGKOR WAT MINERALS LTD.
(An Exploration Stage Company)
Statements of Operations
For the three months to March 31, 2008 and 2007 and
period from June 26, 2006 (inception) through March 31, 2008
(Unaudited)
($ in thousands except share data and loss per share)

	Three months	Three months	Inception
	ended March 31,	ended March 31,	to March 31,
	2008	2007	2008

Selling general and administrative	$ 55	$ 64	502

Net loss	$ 55	$ 64	$ 502

Net loss per share:
Basic and diluted	$ (54.93)	$ (64.53)

Weighted average shares outstanding
Basic and diluted	1,000	1,000

Accompanying notes are an integral part of these financial statements.

ANGKOR WAT MINERALS LTD.
(An Exploration Stage Company)
Statements of Cash Flows
For the three months ended March 31, 2008 and 2007 and
period from June 26, 2006 (inception) through March 31, 2008
(Unaudited)
($ in thousands)

	3 Months	3 Months	Inception
	to March 31,	to March 31,	to March 31,
	2008	2007	2008

Cash flows from operating activities:
Net loss	$ (55)	$ (64)	$ (502)

Adjustments to reconcile net loss to cash used by operating activitites
Depreciation expense	8	2	27
Total cash flow used in operating activities	(47)	(62)	(475)

Cash flows from investing activities:
Purchases of mineral properties	(6)	(15)	(206)
Purchases of other assets	-	-	(26)
Purchases of property and equipment	-	-	(163)
Total cash flow used in investing activities	(6)	(15)	(395)

Cash flows from financing activities:
Proceeds from sale of stock	-	-	5
Net borrowings/subordinated debt	39	80	888
Total cash flow provided by financing activities	39	80	893

Effect of exchange rate changes	-	-	-

Net increase (decrease) in cash and cash equivalents	(14)	3	23

Cash and cash equivalents, beginning of period	37	20	-

Cash and cash equivalents, end of period	$ 23	$ 2	$ 23

Supplemental cash flows information:
Cash paid in interest	$ -	$ -	$ -
Cash paid for income taxes	$ -	$ -	$ -

Accompanying notes are an integral part of these financial statements.

ANGKOR WAT MINERALS LTD.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

MARCH 31, 2008

NOTE 1.

ORGANIZATION AND BASIS OF PRESENTATION

Organization

Angkor Wat Minerals Limited (the “Company”) was incorporated in Cambodia on June 26, 2006 as a junior exploration company which has identified a portfolio of precious metals tenement in Cambodia and its border countries with opportunities for exploitation.

Authorized capital of the Company is 20,000,000 riels (twenty million riels or US $5,000) divided into 1,000 shares of stock with each share having a value of 20,000 riels or US $5.

The 1,000 shares of stock are held by the Company's three (3) directors and shareholders.

To ensure adequate working capital funds are available for solvency and business development, the directors/shareholders and a related third party agreed to provide loan funds as and when required by the Company initially limited to US $1,000,000.

The loan providers have agreed that the loans be subordinated and treated by the Company as contributions to capital.

Basis of Presentation and Accounting Policies

The Company’s unaudited financial statements are prepared in conformity with accounting principles generally accepted in the United States of America for reporting interim financial information and the rules and regulations of the Securities and Exchange Commission. In management’s opinion, all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been included. All such adjustments are of a normal recurring nature. These unaudited financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2007. Results of operations for the three months ended March 31, 2008 and March 31, 2007, are not necessarily indicative of the operating results for the full accounting year or any future period.

NOTE 2.

PROPERTY AND EQUIPMENT

Property and equipment consists of:

March 31, 2008
Mining equipment	$ 117,770
Office furniture & equipment	4,456
Fixtures & fittings	1,380
Motor vehicles	39,600
Total property and equipment	$ 163,206
Less accumulated depreciation	(26,788)
Property and equipment, net	$ 136,418

NOTE 3.

OTHER ASSETS

The Company has on deposit $25,000 with the Cambodian Mekong Bank Public Limited against which the bank issued bank guarantees to the Ministry of Industry, Mines and Energy totaling $ 25,000.

The Company has no access (restricted cash investment) to the $ 25,000 on deposit until such time as any claims against the guarantees are satisfied, with the guarantee becoming null and void and returned to the bank for cancellation.

Intangible assets totaling $ 206,438 represent the capitalized amounts paid to acquire property rights, licenses and options over property rights. All professional services rendered in the exploration, sampling, mapping, engineering and other technical, managerial and professional services towards the evaluation of properties, has been expensed since the Company’s inception in June, 2006, and included in operating losses of the Company.

NOTE 4.

CAPITAL

Common Shares

In June 2006, the Company issued 1,000 common shares at $5 per share for total proceeds of $5,000.

Additional Paid in Capital

Shareholders and a related third party contributed capital to the Company totaling $889,000 as at March 31, 2008, of which $39,112 was contributed in the quarter ended March 31, 2008.

The proceeds from the contributions were used to procure office and mining equipment together with motor vehicles, and to effect payments to the Ministry of Industry, Mines and Energy for the exploration of metallic minerals. Payments to the Ministry were for Memoranda of Understanding and Exploration Licenses together with performance guarantees which were provided by the Cambodian Mekong Bank against the Company’s cash funds on deposit (restricted until any claims are satisfied and the bank guarantees are returned to the bank for cancellation).

At March 31, 2008, the Company had no stock options, warrants, convertible notes or stock based compensation amounts outstanding.

NOTE 5.

SUBSEQUENT EVENTS

On May 31, 2008 the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with Elray Resources, Inc. (ELRA:OB) (“Elray”), whereby Elray agreed to purchase all the issued and outstanding equity securities of the Company in exchange for 30,000,000 common shares of Elray. Under the Share Exchange Agreement, the closing date of the share exchange transaction was to be July 15, 2008. By mutual agreement of the parties to the Share Exchange Agreement, the closing date of the share exchange transaction was extended to August 12, 2008.